Exhibit 99.1

AG Mortgage Investment Trust, Inc. Reports Third Quarter 2018 Results

NEW YORK, NY, November 7, 2018 / Business Wire - AG Mortgage Investment Trust, Inc. (“MITT” or the “Company”) (NYSE: MITT) today reported financial results for the quarter-ended September 30, 2018. AG Mortgage Investment Trust, Inc. is a hybrid mortgage REIT that opportunistically invests in a diversified risk-adjusted portfolio of Agency RMBS, Credit Investments, which include our Residential Investments, Commercial Investments, ABS Investments, and Single-Family Rental Properties.

THIRD QUARTER FINANCIAL HIGHLIGHTS

•	$0.70 of Net Income/(Loss) per diluted common share(1)

•	$0.59 of Core Earnings per diluted common share(1)

◦	Includes $0.03 positive impact from payoffs of certain prime securities

◦	Includes $0.01 retrospective adjustment

•	3.6% economic return on equity for the quarter, 14.4% annualized(2)

•	$19.16 book value per share(1) as of September 30, 2018, inclusive of our current quarter $0.50 common dividend

◦	Book value increased $0.18 or 0.9% from the prior quarter primarily due to:
◦$0.36 or 1.9% due to our Credit Investments

◦	CRT and CMBS securities saw broad-based tightening during the quarter, while Legacy RMBS spreads remained at tight levels
◦$(0.26) or (1.4)% due to our investments in Agency RMBS and associated derivative hedges

◦	Agency RMBS spreads widened modestly during the quarter due to increased interest rates and market technicals

◦	$0.09 or 0.5% due to core earnings above the $0.50 dividend

•	Issued approximately 512,000 shares of common stock for net proceeds of $9.5 million through ATM Program

	Q3 2018		Q2 2018
Summary of Operating Results:
GAAP Net Income/(Loss) Available to Common Stockholders	$20.0	mm	$4.8	mm
GAAP Net Income/(Loss) Available to Common Stockholders, per diluted common share (1)	$0.70		$0.17

Non-GAAP-Results:
Core Earnings*	$16.7	mm	$15.4	mm
Core Earnings, per diluted common share(1)	$0.59		$0.55
* For a reconciliation of GAAP Net Income/(Loss) to Core Earnings, refer to the Reconciliation of Core Earnings at the end of this press release.

MANAGEMENT REMARKS

"During the third quarter, MITT successfully closed the acquisition of a stabilized portfolio of single-family rental properties, adding a complementary product channel to our existing strategies and leveraging the resources of the Angelo Gordon platform," said Chief Executive Officer, David Roberts. “Our partner in this transaction, Conrex, has a deep understanding of the SFR market, and we are confident that they will help us maximize this portfolio's performance as the property manager. We are looking forward to continuing to expand into the SFR space."

"Mortgage credit sectors performed well during the third quarter, as credit spreads remained tight and benefited from a steady supply demand dynamic," said Chief Investment Officer, T.J. Durkin. "Agency MBS spreads were modestly wider during the quarter as benchmark rates rose in response to a more robust consensus outlook for the economy. During the quarter, we saw an opportunity to deploy capital into SFR properties, commercial real estate loans, and Non-QM pools, and we continue to focus on opportunistically increasing exposure to sectors we believe have the best return profiles."

INVESTMENT HIGHLIGHTS

•	$3.7 billion investment portfolio as of September 30, 2018 as compared to the $3.6 billion investment portfolio as of June 30, 2018(3) (4)

◦	Increase in portfolio size primarily due to the acquisition of the Single-Family Rental portfolio (SFR) and the purchase of commercial real estate loans

•	2.5% Net Interest Margin (“NIM”) as of September 30, 2018(5)

◦	Net Interest Margin declined primarily due to the increase in cost of funds related to a 25 bps increase in the federal funds rate in September and the addition of the SFR portfolio

•	4.3x “At Risk” Leverage as of September 30, 2018(6)

•	6.0% constant prepayment rate ("CPR") on the Agency RMBS investment portfolio for the third quarter(7)

•	Duration gap was approximately 1.12 years as of September 30, 2018(8)

THIRD QUARTER ACTIVITY

($ in millions) Description	Purchased	Sold/Payoff	Net Activity
30 Year Fixed Rate	$479.4	$(428.3)	$51.1
Inverse Interest Only	11.1	(0.7)	10.4
Fixed Rate 30 Year TBA	497.8	(588.8)	(91.0)
Total Agency RMBS	988.3	(1,017.8)	(29.5)
Prime	—	(69.9)	(69.9)
Alt-A/Subprime	—	(6.9)	(6.9)
Credit Risk Transfer	5.9	—	5.9
RPL/NPL Securities	—	(5.5)	(5.5)
Re/Non-Performing Loans	—	(4.0)	(4.0)
New Origination Loans	31.5	—	31.5
Total Residential Investments	37.4	(86.3)	(48.9)
Freddie Mac K-Series	2.6	—	2.6
CMBS Interest Only	—	(0.7)	(0.7)
Commercial Loans	51.4	—	51.4
Total Commercial Investments	54.0	(0.7)	53.3
Total Single-Family Rental Properties	140.6	—	140.6
Total Q3 Activity	$1,220.3	$(1,104.8)	$115.5
Note: The chart above is based on trade date.

•	Acquired portfolio of single-family rental properties

•	Purchased two commercial real estate loans

•	Purchased several Non-QM pools alongside other Angelo Gordon funds

•	Sold and received payoffs of prime securities

SINGLE-FAMILY RENTAL TRANSACTION

During the third quarter, the Company acquired a stabilized portfolio of 1,225 Single-Family Rental properties located predominantly in the Southeast U.S. from funds affiliated with Connorex-Lucinda, LLC (“Conrex”). As part of the completed transaction, MITT entered into a Property Management Services Agreement with Conrex whereby Conrex will continue to provide property management services with respect to the properties. MITT acquired the portfolio for approximately $140 million. In conjunction with the transaction, the Company financed the portfolio with approximately $37 million of cash on hand and approximately $103 million of 5-year, fixed rate debt.

SFR Portfolio Statistics as of September 30, 2018
Gross Carrying Value*	$140.6
Accumulated Depreciation and Amortization*	(0.5)
Net Carrying Value*	$140.1
Total Number of Homes	1,255
Occupancy	89.3%
Average Square Footage	1,460
Average Monthly Rental Income per Home	$1,007
Net Operating Margin	57.3%
*$ in millions

 KEY STATISTICS

($ in millions)	September 30, 2018

Investment portfolio(3) (4)	$3,660.4
Financing arrangements(4)	3,015.5
Total financing(6)	3,061.7
Stockholders’ equity	711.9

GAAP Leverage	4.0x
“At Risk” Leverage(6)	4.3x
Yield on investment portfolio(9)	5.2%
Cost of funds(10)	2.7%
Net interest margin(5)	2.5%

Management fees(11)	1.3%
Other operating expenses(12)	2.0%

Book value, per share(1)	$19.16
Undistributed taxable income, per share(1) (13)	1.58
Dividend, per share(1)	0.50

INVESTMENT PORTFOLIO

The following summarizes the Company’s investment portfolio as of September 30, 2018(3) (4):

($ in millions)	Amortized Cost	Net Carrying Value	Allocated Equity(15)	WA Yield(9)	Funding Cost*	Net Interest Margin*	Leverage Ratio**
Agency RMBS	$2,163.6	$2,136.8	$285.5	3.9%	2.3%	1.6%	6.7x
Residential Investments	904.2	962.2	251.3	6.7%	3.6%	3.1%	3.0x
Commercial Investments	368.9	383.8	117.2	7.9%	3.7%	4.2%	2.3x
ABS	37.3	37.5	19.4	9.4%	3.6%	5.8%	1.0x
Single-Family Rental Properties	140.1	140.1	38.5	6.1%	4.8%	1.3%	2.7x
Total	$3,614.1	$3,660.4	$711.9	5.2%	2.7%	2.5%	4.3x
*Funding cost and Net Interest Margin shown in each investment category line exclude the costs of our interest rate hedges, however these costs are included in the total funding cost and total Net Interest Margin values. The total funding cost and total Net Interest margin values excluding the cost of our interest rate hedges would be 2.8% and 2.4%, respectively.
**The leverage ratio on Agency RMBS includes any net receivables on TBA.  The leverage ratio by type of investment is calculated based on allocated equity.
Note: The chart above includes fair value of $0.9 million of Agency RMBS, $159.6 million of Residential Investments and $3.1 million of Commercial Investments that are included in the “Investments in debt and equity of affiliates” line item on our consolidated balance sheet. These items, inclusive of our investment in AG Arc LLC (14) and other items, net to $79.7 million which is included in the “Investments in debt and equity of affiliates” line item on our GAAP Balance Sheet.

Premiums and discounts associated with purchases of the Company’s securities are amortized or accreted into interest income over the estimated life of such securities, using the effective yield method. The Company recorded a $0.2 million or $0.01 per diluted share (1) retrospective adjustment, excluding interest-only securities and TBAs. Since the cost basis of the Company’s Agency RMBS securities, excluding interest-only securities and TBAs, exceeds the underlying principal balance by 2.4% as of September 30, 2018, slower actual and projected prepayments can have a meaningful positive impact, while faster actual or projected prepayments can have a meaningful negative impact, on the Company’s asset yields.

FINANCING AND HEDGING ACTIVITIES

The Company, either directly or through its equity method investments in affiliates, had financing arrangements with 41 counterparties, under which it had debt outstanding with 31 counterparties as of September 30, 2018. Our weighted average days to maturity is 122 days and our weighted average original days to maturity is 162 days. The Company's financing arrangements as of September 30, 2018 are summarized below:

($ in millions)
	Agency		Credit		SFR**
Maturing Within:*	Amount Outstanding	WA Funding Cost	Amount Outstanding	WA Funding Cost	Amount Outstanding	WA Funding Cost
Overnight	$126.4	2.4%	$—	—	$—	—
30 Days or Less	1,758.9	2.3%	594.5	3.3%	—	—
31-60 Days	2.8	2.8%	133.4	3.6%	—	—
61-90 Days	—	—	47.7	3.5%	—	—
91-180 Days	—	—	44.4	4.7%	—	—
Greater than 180 Days	—	—	205.4	4.3%	102.0	4.8%
Total / Weighted Avg	$1,888.0	2.3%	$1,025.5	3.6%	$102.0	4.8%

*Amounts in table above do not include securitized debt of $11.5 million.
**Includes $1 million of deferred financing costs.

The Company’s interest rate swaps as of September 30, 2018 are summarized as follows:

($ in millions)
Maturity	Notional Amount	WA Pay-Fixed Rate	WA Receive-Variable Rate*	WA Years to Maturity
2019	$50.0	1.3%	2.3%	1.1
2020	250.0	1.6%	2.3%	1.5
2021	27.0	2.9%	2.3%	2.9
2022	653.0	1.9%	2.3%	3.8
2023	219.0	3.0%	2.4%	4.7
2024	230.0	2.1%	2.3%	5.7
2025	125.0	2.9%	2.4%	6.6
2026	75.0	2.1%	2.3%	8.1
2027	264.0	2.4%	2.3%	8.9
2028	250.0	3.0%	2.3%	9.7
Total/Wtd Avg	$2,143.0	2.2%	2.3%	5.4
 * 100% of our receive variable interest rate swap notional resets quarterly based on three-month LIBOR.

TAXABLE INCOME

The primary differences between taxable income and GAAP net income include (i) unrealized gains and losses associated with investment and derivative portfolios which are marked-to-market in current income for GAAP purposes, but excluded from taxable income until realized or settled, (ii) temporary differences related to amortization of premiums and discounts paid on investments, (iii) the timing and amount of deductions related to stock-based compensation, (iv) temporary differences related to the recognition of certain terminated investments and derivatives, (v) taxes and (vi) methods of depreciation between GAAP and tax. As of September 30, 2018, the Company had estimated undistributed taxable income of approximately $1.58 per share. (1) (13)

DIVIDEND

On September 14, 2018, the Company’s board of directors declared a third quarter dividend of $0.50 per share of common stock that was paid on October 31, 2018 to stockholders of record as of September 28, 2018.

On August 16, 2018, the Company’s board of directors declared a quarterly dividend of $0.51563 per share on its 8.25% Series A Cumulative Redeemable Preferred Stock and a quarterly dividend of $0.50 per share on its 8.00% Series B Cumulative Redeemable Preferred Stock. The preferred distributions were paid on September 17, 2018 to stockholders of record as of August 31, 2018.

STOCKHOLDER CALL

The Company invites stockholders, prospective stockholders and analysts to participate in MITT’s third quarter earnings conference call on November 8, 2018 at 9:30 am Eastern Time. The stockholder call can be accessed by dialing (888) 424-8151 (U.S. domestic) or (847) 585-4422 (international). Please enter code number 6547353.

A presentation will accompany the conference call and will be available on the Company’s website at www.agmit.com. Select the Q3 2018 Earnings Presentation link to download the presentation in advance of the stockholder call.

An audio replay of the stockholder call combined with the presentation will be made available on our website after the call. The replay will be available until December 8, 2018. If you are interested in hearing the replay, please dial (888) 843-7419 (U.S. domestic) or (630) 652-3042 (international). The conference ID number is 6547353.

For further information or questions, please e-mail ir@agmit.com.

ABOUT AG MORTGAGE INVESTMENT TRUST, INC.

AG Mortgage Investment Trust, Inc. is a real estate investment trust that invests in, acquires and manages a diversified portfolio of residential and commercial mortgage assets, other real estate-related securities, financial assets and real estate. AG Mortgage Investment Trust, Inc. is externally managed and advised by AG REIT Management, LLC, a subsidiary of Angelo, Gordon & Co., L.P., an SEC-registered investment adviser that specializes in alternative investment activities.

Additional information can be found on the Company’s website at www.agmit.com.

ABOUT ANGELO, GORDON & CO.

Angelo, Gordon & Co., L.P. is a privately held limited partnership founded in November 1988.  The firm currently manages approximately $32 billion with a primary focus on credit and real estate strategies. Angelo Gordon has over 450 employees, including more than 170 investment professionals, and is headquartered in New York, with offices in the U.S., Europe and Asia. For more information, visit www.angelogordon.com.

FORWARD LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 related to dividends, book value, our investments and our investment and portfolio strategy, investment returns, return on equity, liquidity and financing, taxes, our assets, our interest rate sensitivity, and our views on certain macroeconomic trends, among others. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management of the Company at the time of such statements and are not guarantees of future performance. Forward-looking statements involve risks and uncertainties in predicting future results and conditions. Actual results could differ materially from those projected in these forward-looking statements due to a variety of factors, including, without limitation, changes in interest rates, changes in the yield curve, changes in prepayment rates, the availability and terms of financing, changes in the market value of our assets, general economic conditions, conditions in the market for Agency RMBS, Non-Agency RMBS, ABS and CMBS securities and loans, our ability to integrate newly acquired rental assets into the investment portfolio, our ability to predict and control costs, conditions in the real estate market, and legislative and regulatory changes that could adversely affect the business of the Company. Additional information concerning these and other risk factors are contained in the Company’s filings with the Securities and Exchange Commission (“SEC”), including its most recent Annual Report on Form 10-K and subsequent filings. Copies are available free of charge on the SEC’s website, http://www.sec.gov/ . All information in this press release is as of November 7, 2018. The Company undertakes no duty to update any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

                 AG Mortgage Investment Trust, Inc. and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(in thousands, except per share data)

	September 30, 2018	December 31, 2017
Assets
Real estate securities, at fair value:
Agency - $1,728,405 and $2,126,135 pledged as collateral, respectively	$2,031,715	$2,247,161
Non-Agency - $693,696 and $976,072 pledged as collateral, respectively	714,855	1,004,256
ABS - $24,383 and $30,833 pledged as collateral, respectively	37,544	40,958
CMBS - $272,907 and $211,180 pledged as collateral, respectively	286,049	220,169
Residential mortgage loans, at fair value	87,600	18,890
Commercial loans, at fair value	94,618	57,521
Single-family rental properties, net	140,059	—
Investments in debt and equity of affiliates	79,698	99,696
Excess mortgage servicing rights, at fair value	28,625	5,084
Cash and cash equivalents	30,341	15,200
Restricted cash	45,921	37,615
Interest receivable	12,823	12,607
Receivable on unsettled trades - $274,677 and $0 pledged as collateral, respectively	285,041	—
Receivable under reverse repurchase agreements	5,750	24,671
Derivative assets, at fair value	4,887	2,127
Other assets	4,737	2,490
Due from broker	4,526	850
Total Assets	$3,894,789	$3,789,295

Liabilities
Financing arrangements, net	$2,913,381	3,004,407
Securitized debt, at fair value	11,481	16,478
Obligation to return securities borrowed under reverse repurchase agreements, at fair value	5,730	24,379
Payable on unsettled trades	212,839	2,419
Interest payable	5,294	5,226
Derivative liabilities, at fair value	1,030	450
Dividend payable	14,369	13,392
Due to affiliates	4,073	4,258
Accrued expenses	5,457	790
Taxes payable	1,299	1,545
Due to broker	7,964	1,692
Total Liabilities	3,182,917	3,075,036
Commitments and Contingencies (See 10Q for further detail)
Stockholders’ Equity
Preferred stock - $0.01 par value; 50,000 shares authorized:
8.25% Series A Cumulative Redeemable Preferred Stock, 2,070 shares issued and outstanding ($51,750 aggregate liquidation preference)	49,921	49,921
8.00% Series B Cumulative Redeemable Preferred Stock, 4,600 shares issued and outstanding ($115,000 aggregate liquidation preference)	111,293	111,293
Common stock, par value $0.01 per share; 450,000 shares of common stock authorized and 28,738 and 28,193 shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively	287	282
Additional paid-in capital	595,310	585,530
Retained earnings/(deficit)	(44,939)	(32,767)
Total Stockholders’ Equity	711,872	714,259

Total Liabilities & Stockholders’ Equity	$3,894,789	$3,789,295

  AG Mortgage Investment Trust, Inc. and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended September 30, 2018	Three Months Ended September 30, 2017
Net Interest Income
Interest income	$39,703	$33,592
Interest expense	18,692	11,959
Total Net Interest Income	21,011	21,633

Other Income/(Loss)
Net realized gain/(loss)	(14,204)	22
Net interest component of interest rate swaps	1,816	(2,147)
Unrealized gain/(loss) on real estate securities and loans, net	700	14,893
Unrealized gain/(loss) on derivative and other instruments, net	6,589	2,423
Rental income	794	—
Other income	1	2
Total Other Income/(Loss)	(4,304)	15,193

Expenses
Management fee to affiliate	2,384	2,454
Other operating expenses	3,503	2,603
Equity based compensation to affiliate	66	61
Excise tax	375	375
Servicing fees	148	23
Property depreciation and amortization	494	—
Property operating and maintenance expenses	232	—
Property management fee	88	—
Total Expenses	7,290	5,516

Income/(loss) before equity in earnings/(loss) from affiliates	9,417	31,310

Equity in earnings/(loss) from affiliates	13,960	4,701
Net Income/(Loss)	23,377	36,011

Dividends on preferred stock	3,367	3,367

Net Income/(Loss) Available to Common Stockholders	$20,010	$32,644

Earnings/(Loss) Per Share of Common Stock
Basic	$0.70	$1.17
Diluted	$0.70	$1.17

Weighted Average Number of Shares of Common Stock Outstanding
Basic	28,422	27,841
Diluted	28,438	27,857

NON-GAAP FINANCIAL MEASURE

This press release contains Core Earnings, a non-GAAP financial measure. Our presentation of Core Earnings may not be comparable to similarly-titled measures of other companies, who may use different calculations. This non-GAAP measure should not be considered a substitute for, or superior to, the financial measures calculated in accordance with GAAP. Our GAAP financial results and the reconciliations from these results should be carefully evaluated.

We define core earnings, a non-GAAP financial measure, as Net Income/(loss) available to common stockholders excluding (i) unrealized and realized gains/(losses) on the sale or termination of securities, loans, derivatives and other instruments, (ii) beginning with Q2 2018, any transaction related expenses incurred in connection with the acquisition or disposition of our investments, (iii) beginning with Q3 2018, any depreciation or amortization expense related to our SFR portfolio, and (iv) beginning with Q3 2018, accrued deal related performance fees payable to Arc Home and third party operators to the extent the primary component of the accrual relates to items that are excluded from core earnings, such as unrealized and realized gains/(losses). Items (i) through (iv) above include any amounts related to those items held in affiliated entities. Management considers the transaction related expenses referenced in (ii) above to be similar to realized losses incurred at acquisition or disposition and does not view them as being part of its core operations. As defined, Core Earnings include the net interest income and other income earned on investments on a yield adjusted basis, including TBA dollar roll income or any other investment activity that may earn or pay net interest or its economic equivalent. One of our objectives is to generate net income from net interest margin on the portfolio, and management uses Core Earnings to help measure this objective. Management believes that this non-GAAP measure, when considered with our GAAP financials, provides supplemental information useful for investors in evaluating our results of operations. This metric, in conjunction with related GAAP measures, provides greater transparency into the information used by our management team in its financial and operational decision-making.

A reconciliation of GAAP Net Income/(loss) available to common stockholders to Core Earnings for the three months ended September 30, 2018 and the three months ended September 30, 2017 is set forth below:

($ in millions)
	Three Months Ended September 30, 2018	Three Months Ended September 30, 2017

Net Income/(loss) available to common stockholders	$20.0	$32.6
Add (Deduct):
Net realized (gain)/loss	14.2	0.0
Dollar roll income	0.5	1.5
Equity in (earnings)/loss from affiliates	(14.0)	(4.7)
Net interest income and expenses from equity method investments*	2.6	2.2
Transaction related expenses and deal related performance fees**	0.2	—
Property depreciation and amortization	0.5	—
Unrealized (gain)/loss on real estate securities and loans, net	(0.7)	(14.9)
Unrealized (gain)/loss on derivative and other instruments, net	(6.6)	(2.4)
Core Earnings	$16.7	$14.3

Core Earnings, per Diluted Share	$0.59	$0.51
 *For the three months ended September 30, 2018, we recognized $0.3 million or $0.01 per diluted share of net income/(loss) attributed to our investment in AG Arc.(14) For the three months ended September 30, 2017, we recognized $0.1 million or $0.00 per diluted share of net income/(loss) attributed to our investment in AG Arc.(14)
**For the three months ended September 30, 2017, transaction related expenses and deal related performance fees were excluded from the above chart as they did not have a material impact on core earnings for the period.

Footnotes

(1)       Diluted per share figures are calculated using weighted average outstanding shares in accordance with GAAP. Per share figures are calculated using a denominator of all outstanding common shares including all shares granted to our Manager and our independent directors under our equity incentive plans as of quarter-end. Book value uses stockholders’ equity less net proceeds of the Company’s 8.25% Series A and 8.00% Series B Cumulative Redeemable Preferred Stock as the numerator.
(2)       The economic return on equity for the quarter represents the change in book value per share from June 30, 2018 to September 30, 2018, plus the common dividends declared over that period, divided by book value per share as of June 30, 2018. The annualized economic return on equity is the quarterly return on equity multiplied by four.
(3)       The investment portfolio at period end is calculated by summing the net carrying value of our Agency RMBS, any long positions in TBAs, Residential Investments, Commercial Investments, ABS Investments and our SFR portfolio, including securities and mortgage loans owned through investments in affiliates, exclusive of AG Arc LLC. Our Agency RMBS, Residential Investments, Commercial Investments, and ABS Investments are held at fair market value and our SFR portfolio is held at historical cost less depreciation and amortization and any adjustments related to impairment. Our Credit Investments refer to our Residential Investments, Commercial Investments, ABS Investments and Single-Family Rental. Refer to footnote (4) for more information on the GAAP accounting for certain items included in our investment portfolio. See footnote (14) for further details on AG Arc LLC.
(4)       Generally, when we purchase an investment and employ leverage, the investment is included in our assets and the leverage is reflected in our liabilities on our consolidated balance sheet as either “Financing arrangements” or “Securitized debt, at fair value.” Throughout this press release where we disclose our investment portfolio and the related financing, we have presented this information inclusive of (i) securities and mortgage loans owned through investments in affiliates that are accounted for under GAAP using the equity method and (ii) long positions in TBAs, which are accounted for as derivatives under GAAP. This press release excludes investments through AG Arc LLC unless otherwise noted. This presentation of our investment portfolio is consistent with how our management evaluates the business, and we believe this presentation, when considered with the GAAP presentation, provides supplemental information useful for investors in evaluating our investment portfolio and financial condition. See footnote (14) for further details on AG Arc LLC.
(5)       Net interest margin is calculated by subtracting the weighted average cost of funds from the weighted average yield for the Company’s investment portfolio, which excludes cash held by the Company. See footnotes (9) and (10) for further detail. Net interest margin also excludes any net TBA position.
(6)       “At Risk” Leverage is calculated by dividing total financing including any net TBA position by our GAAP stockholders’ equity at quarter-end. Total financing at quarter-end includes financing arrangements through affiliated entities, exclusive of any financing utilized through AG Arc LLC, plus the payable on all unsettled buys less the financing on all unsettled sells, securitized debt, and any net TBA position (at cost). Total financing excludes any financing arrangements and unsettled trades on U.S. Treasuries.
(7)       This represents the weighted average monthly CPRs published during the quarter for our in-place portfolio during the same period. Any net TBA position is excluded from the CPR calculation.
(8)       The Company estimates duration based on third-party models. Different models and methodologies can produce different effective duration estimates for the same securities. Duration does not include our equity interest in AG Arc LLC or our investment in SFR.
(9)       The yield on our debt investments represents an effective interest rate, which utilizes all estimates of future cash flows and adjusts for actual prepayment and cash flow activity as of quarter-end. The yield on our SFR portfolio represents annualized net operating income for the quarter. This calculation excludes cash held by the Company and excludes any net TBA position. The calculation of weighted average yield is weighted based on net carrying value.
(10)     The cost of funds at quarter-end is calculated as the sum of (i) the weighted average funding costs on total financing outstanding at quarter-end and (ii) the weighted average of the net pay rate on our interest rate swaps, the net receive rate on our Treasury long positions, the net pay rate on our Treasury short positions, and the net receivable rate on our IO index derivatives, if any. Both elements of the cost of funds at quarter-end are weighted by the outstanding financing arrangements and securitized debt outstanding at quarter-end, excluding financing arrangements associated with U.S. Treasury positions. The cost of funds excludes any net TBA position.
(11)     The management fee percentage at quarter-end is calculated by annualizing management fees recorded during the quarter and dividing by quarter-end stockholders’ equity.
(12)     The other operating expenses percentage at quarter-end is calculated by annualizing other operating expenses recorded during the quarter and dividing by our quarter-end stockholders’ equity.

(13)     This estimate of undistributed taxable income per share represents the total estimated undistributed taxable income as of quarter-end. Undistributed taxable income is based on current estimates and projections. As a result, the actual amount is not finalized until we file our annual tax return, typically in October of the following year.
(14)     The Company invests in Arc Home LLC through AG Arc LLC, one of its indirect subsidiaries.
(15)     The Company allocates its equity by investment using the net carrying value of its investment portfolio, less any associated leverage, inclusive of any long TBA position (at cost). The Company allocates all non-investment portfolio related items based on their respective characteristics in order to sum to the Company’s stockholders’ equity per the consolidated balance sheets. The Company’s equity allocation method is a non-GAAP methodology and may not be comparable to similarly titled measures or concepts of other companies, who may use different calculations.